Exhibit 10.28

PARTNER AGREEMENT

This Partner Agreement (“Agreement”) is made as of                      (the “Effective Date”) between LendingClub Corporation (“Company”)                      (“Partner”), who individually may be referred to herein as a “Party” and who collectively may be referred to herein as the “Parties.”

Background

The Parties desire to enter into a relationship wherein Partner would have the opportunity to refer individuals to the Company and would receive a fee from the Company in accordance with the terms herein.

1. REGISTRATION PROCESS Partner will provide the following information by completing Exhibit A: (i) the URL(s) of each website(s) (the “Partner Referral Websites” or “Referral Websites”) from which Partner will link to the Company Website; and (ii) the names, e-mails, and phone numbers of two individuals from Partner who will be designated contacts for Company (collectively the “Registration Information”).

2. REFERRAL PROCESS

2.1 Code and Link. Company will deliver to Partner code (the “Company Code” or “Code”) to enable the Partner to display a functional link (the “Company Link” or “Link”) on each Partner Referral Website that visitors to such site(s) can click for the purpose of entering the Company website (the “Company Website”). Partner agrees that it will maintain the Link in a size and prominence as reasonably requested by the Company on the Referral Websites.

2.2 Linked Referrals. The Link on a Referral Website will direct potential customers to the Company’s Website where they will have the opportunity to become a member on the Company’s platform. Subject to the requirements and terms set forth on Exhibit B attached hereto, each potential customer that becomes a member on the Company’s platform after arriving at the Company Website via the Link on the Referral Website(s) is referred to herein as a “Customer Referral.”

3. PARTIES’ OBLIGATIONS

3.1 Partner will display the Link, as rendered by Company, on each of its Referral Websites throughout the Term of this Agreement.

3.2 Partner represents and warrants that all of its Registration Information is true, complete, and accurate. Partner will notify Company of any changes to its Registration Information during the Term of this Agreement and submit updated information promptly after any such changes; provided that any material change to the Referral Websites will require written approval of the Company, which will not be unreasonably withheld or delayed.

3.3 Partner will not make any representations or warranties, including but not limited to false or misleading representations, with respect to the specifications, features, or functionality of the Company’s products or services

3.4 Partner agrees, that neither Partner nor any affiliates of Partner, will impose or collect any fee of any kind, including but not limited to, any application fee, referral fee, or funding fee from any consumer, for any product or service offered under or related to the Partner or Partner’s affiliate’s performance under this Agreement.

3.5 Subject to the license rights and restrictions in Sections 5.1(a) and 5.1(c), Partner will install Company’s Code as part of each Referral Website in accordance with Company’s instructions. Company’s obligations hereunder are contingent upon the proper installation and use of the Code and Link by Partner on each Referral Website.

3.6 Each Party represents that none of its websites referred to in this Agreement contain or link (or will contain or link) to any content, web page or site that contains any:

(a) nudity, pornography, or other sexual or adult material;

(b) hate propaganda or material that encourages or promotes illegal activity or violence;

(c) content that violates or infringes in any way upon the statutory, common law, or proprietary rights of others, including but not limited to copyrights, trademark rights, patents, or any other third party intellectual property, contract, privacy, or publicity rights;

(d) material that promotes or utilizes software or services designed to deliver unsolicited email;

(e) material that violates any local, state, or national law, rule or regulation;

(f) viruses, Trojan horses, worms, time bombs, cancel bots or other similar harmful or deleterious programming routines; or

(g) misrepresentations or material that is threatening, abusive, harassing, defamatory, obscene, profane, indecent, or otherwise objectionable, offensive, or harmful, as determined in the other Party’s sole discretion.

3.7 Partner (directly or indirectly) does not, and will not, undertake any “black-hat” or deceptive or fraudulent methods including, but not limited to keyword or cookie stuffing, spamdexing, malware, adware, hidden text or links, doorway or cloaked pages, link farming, blog comment spam, spyware, parasiteware techniques, automated “robot” techniques, software, downloads, context triggering, or other similar tactics to increase Customer Referrals. Furthermore, Partner will not (directly or indirectly) bid on or purchase at any website or other service (i) any of the Company’s Confidential Information or (ii) any form of a the Company’s trademarks or misspellings of Company’s trademarks, which may result in driving traffic to a website. The Company reserves the right to research and investigate Partner and its activities and, at Company’s own discretion, determine whether or not any of these practices are being employed. If Partner is found in violation of this section, this Agreement will be immediately terminated and all Fees will be cancelled and forfeited.

3.8 Each Party will comply with all local, state, and federal laws and regulations governing its actions under this Agreement. Without limiting the foregoing obligation, each Party agrees that it will comply with all applicable laws (federal, state or otherwise) that govern marketing email, including without limitation, the CAN-SPAM Act of 2003 and all other anti-spam laws.

3.9 Each Party represents and warrants that it has full power and authority to enter into this Agreement and to perform its obligations hereunder.

3.10 Without limiting its other remedies, either Party may immediately terminate this Agreement at any time for any violation by the other Party of the foregoing promises. To assure compliance with the criteria in Subsections 3.3 through 3.77 above, Company will have the right to monitor the content of the web pages or sites that correspond to the Partner’s Websites.

4. PRICING & PAYMENT

4.1 Fees. “Fees” will be calculated and paid pursuant to the terms and conditions set forth on Exhibit B.

4.2 Net Commissions & Chargebacks. The Company may, in its sole discretion: set discounts; make allowances, adjustments, or refunds to its members. In each such case, the Company may deduct such amounts or charge back to the Partner’s account any such amounts previously paid or credited to the Partner.

4.3 Existing Customers/Partner employees etc. Customer Referrals for customers that are then-currently customers of the Company, or with whom the Company is then-currently negotiating, will not result in Fees being earned or accrued. In addition, the referral of any of Partner’s employees, agents, stockholders, officers or directors will not result in the obligation of the Company to pay or accrue for any Fees.

4.4 Taxes and Duties. Partner will pay all sales, use, withholding and other taxes, duties, or fees imposed by any applicable laws and regulations as a result of the payments it receives under this Agreement.

4.5 Audit Rights.

(a) Records. For a period of two (2) years after each payment is made to the Partner under this Agreement, the Company agrees to make and maintain such books, records and accounts as are reasonably necessary to verify such payment.

(b) Audit. No more than once each year during the Term or within one year thereafter, upon at least thirty (30) days prior written notice to the Company, Partner shall have the right, at its own cost and expense, to authorize a certified public accounting firm to audit the Company’s books, records, and accounts for the purposes of verifying the Fees reported under this Section 4. If the audit reveals an understatement of the Fees, then the Company will pay the full amount of any such underpayment to the Partner.

5. INTELLECTUAL PROPERTY

5.1 Licenses.

(a) Code License. Subject to Partner’s compliance with all the terms of this Agreement, Company grants to Partner a non-exclusive, non-sublicensable, non-transferable (except in accordance with Section 11.6), license during the Term to copy and use the Company Code on the Partner Referral Website(s) solely to display the Link for purpose set forth in Section 2.1.

(b) Requirements. Partner agrees to follow all reasonable instructions and restrictions provided by the Company with respect to installation and use of the Code. Partner agrees that Company will not be responsible, and that Partner will indemnify Company in accordance with Section 10, for any malfunctions, errors, data inaccuracies, or improper results attributable to Partner’s incorrect, unauthorized, or unsupported installation or use of the Company Code.

(c) Restrictions. Except as expressly permitted in this Agreement, Partner will not: (a) copy or modify the Code; (b) use the Company’s Code; or (c) transfer, sublicense, lease, lend, rent or otherwise distribute the Company’s Code to any third party. Partner acknowledges and agrees that the Company’s Code and any portion thereof constitute or contain trade secrets of the Company and its licensors. Accordingly, Partner agrees not to disassemble, decompile or otherwise reverse engineer the Company’s Code, in whole or in part, or permit or authorize a third party to do so, except to the extent such activities are expressly permitted by law notwithstanding this prohibition.

5.2 Ownership. Partner agrees and understand that the Company is the exclusive owner of the Company’s Code and all graphic designs, icons, computer programming, and other elements incorporated therein or generated thereby, and all intellectual property rights in the foregoing. In addition, Partner acknowledges that the Company retains all ownership, right, title, and interest in and to its trademarks, trade names, service marks, inventions, copyrights, trade secrets, patents, technology, software, and know-how related to the design, function, or operation of its Services. Partner’s rights are strictly limited to the rights expressly granted in this Agreement.

6. CONFIDENTIALITY

6.1 Definition. For purposes of this Agreement, “Confidential Information” means any technical or business information, including but not limited to the Company’s Code which: (i) might reasonably be presumed to be proprietary or confidential in nature; (ii) is disclosed in a writing that is marked “confidential” or “proprietary” at the time of such disclosure; or (iii) is disclosed orally and identified as “confidential” or “proprietary” at the time of such disclosure, and is summarized in a writing sent by the disclosing Party to the receiving Party within thirty (30) days after any such oral disclosure.

6.2 Exceptions. Confidential Information will not include information that the receiving Party can demonstrate: (i) is now or thereafter becomes generally known or available to the public, through no act or omission on the part of the receiving Party; (ii) was known by the receiving Party prior to receiving such information from the disclosing Party and without restriction as to use or disclosure; (iii) is rightfully acquired by the receiving Party from a third Party who has the right to disclose it under the circumstances and who provides it without restriction as to use or disclosure; or (iv) is independently developed by the receiving Party without access to any Confidential Information of the disclosing Party.

6.3 Obligations/Restrictions. Each Party agrees: (i) to take all reasonable action necessary to protect the confidentiality of the other Party’s Confidential Information; and (ii) not to use any such Confidential Information for any purpose except in accordance with the terms of this Agreement. Each Party may disclose the Confidential Information of the other Party to its employees and consultants who have a bona fide need to know such Confidential Information, but solely to the extent necessary for each Party to fulfill its obligations and exploit its rights under this Agreement; provided that each such employee or consultant first executes a written agreement (or is otherwise already bound by a written agreement) that contains use and nondisclosure restrictions at least as protective of the other Party’s Confidential Information as those set forth in this Agreement. The provisions of this Section 6.3 will not restrict a Party from disclosing the other Party’s Confidential Information to the extent required by any law or regulation; provided that the Party required to make such a disclosure uses reasonable efforts to give the other Party reasonable advance notice of such required disclosure in order to enable the other Party to prevent or limit such disclosure.

7. TERM AND TERMINATION

7.1 This Agreement begins on the Effective Date, and, unless terminated earlier in accordance with this Section 7, continues for a period of one (1) year and will automatically renew for one (1)

year periods unless terminated pursuant to Section 7.2 (the “Term”).

7.2 Each Party reserves the right to terminate this Agreement: (i) immediately and without notice in the event that the other Party breaches any provision of this Agreement or any other related agreement; or (ii) upon providing the other Party with at least thirty (30) days written notice of its intent to terminate this Agreement, for any or no reason. Termination of this Agreement will not affect any other right or remedy at law or in equity of either Party.

7.3 Promptly upon expiration or termination of this agreement, Partner will uninstall the Company’s Code and remove any links to the Company’s websites. The rights and obligations of the Parties contained in the following provisions of this Agreement will survive expiration or termination of the Agreement: 3.3, 5.1(b), 5.1(c), 5.2, 6, 7.3, 8, 9, 10, 11, and any provisions that specifically state they survive the termination of this Agreement.

8. DISCLAIMER OF WARRANTY.

NEITHER PARTY OFFERS ANY WARRANTY UNDER THIS AGREEMENT. BOTH PARTIES DISCLAIM TO THE EXTENT ALLOWED BY APPLICABLE LAW ALL EXPRESS OR IMPLIED CONDITIONS, REPRESENTATIONS, AND WARRANTIES INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OR CONDITIONS OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, SATISFACTORY QUALITY, OR ARISING FROM A COURSE OF DEALING, USAGE, OR TRADE PRACTICE. NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES THAT ITS SERVICES WILL BE ACCURATE OR AVAILABLE.

9. LIMITATION OF LIABILITY

EXCEPT FOR THE PARTIES INDEMNIFICATION OBLIGATIONS SET FORTH IN SECTION 10 OR A BREACH OF SECTION 6, IN NO EVENT WILL EITHER

PARTY BE LIABLE FOR ANY INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE, OR CONSEQUENTIAL DAMAGES (INCLUDING BUT NOT LIMITED TO LOSS OF DATA, REVENUE, OR PROFITS), COSTS, OR EXPENSES (INCLUDING BUT NOT LIMITED TO LEGAL FEES AND EXPENSES), WHETHER FORESEEABLE OR UNFORESEEABLE, THAT MAY ARISE OUT OF OR IN CONNECTION WITH THIS AGREEMENT UNDER ANY THEORY INCLUDING BUT NOT LIMITED TO BREACH OF CONTRACT, BREACH OF WARRANTY, OR NEGLIGENCE. EXCEPT FOR THE PARTIES INDEMNIFICATION OBLIGATIONS SET FORTH IN SECTION 10 OR A BREACH OF SECTION 6, IN NO EVENT WILL THE COLLECTIVE LIABILITY OF EITHER PARTY EXCEED THE GREATEST AMOUNT OF THE FEES PAID OR OWED BY EITHER PARTY UNDER THIS AGREEMENT. THE LIMITATIONS IN THIS SECTION FORMED A BASIS FOR ENABLING EACH PARTY TO OFFER AND ACCEPT THE COMMISSION RATES HEREIN.

10. INDEMNIFICATION

In addition to Section 5.1(b), each Party (the “Indemnifying Party”) agrees to indemnify, defend (or settle), and hold harmless the other Party (the “Indemnified Party”), its officers, directors, and employees from any and all third-party liabilities claims, actions, damages, arbitration fees and expenses, costs, and attorney’s fees incurred by the Indemnified Party resulting from: (a) the Indemnifying Party’s breach of this Agreement; or (b) infringement of third-party intellectual property rights by the Indemnifying Party’s Services or the information the Indemnifying Party supplies to the Indemnified Party or makes available to any third party, including but not limited to the Indemnifying Party’s data and the content of the Indemnifying Party’s websites related to this Agreement.

11. GENERAL PROVISIONS

11.1 Controlling Law. This Agreement will be governed by and construed in accordance with the laws of the State of California excluding that body of laws known as conflicts of law. The Parties expressly agree that the United Nations Convention on Contracts for the International Sale of Goods will not apply. Any legal action or proceeding arising under this Agreement will be brought exclusively to an arbiter in the Northern District of California or the federal or state courts located in the Northern District of California, as applicable, and the Parties hereby irrevocably consent to personal jurisdiction and venue therein.

11.2 Modification. Any waiver, modification, or amendment of any provision of this Agreement will be effective only if in writing and signed by duly authorized representatives of each Party.

11.3 Entire Agreement. This Agreement, including Exhibits A and B, constitute the complete and exclusive understanding and agreement between the Parties regarding its subject matter and supersedes all other prior or contemporaneous agreements or understandings, written or oral, relating to its subject matter.

11.4 Notices. Each Party will provide all notices and other communications to the e-mail addresses the other Party provides in Exhibit A (for Partner) or Exhibit B (for Company). The foregoing are the only effective channels for providing notice and all other forms of notice will be ineffective for purposes of this Agreement. Notices will be effective when sent. Each Party has the right to rely upon the last e-mail address provided by the other Party, and any correctly addressed notice or notice confirmation from that is refused, unclaimed, or undeliverable because of an act or omission of the Party to which it is addressed will be deemed effective as of the date such notice or notice confirmation was sent.

11.5 Severability. If for any reason a court of competent jurisdiction finds any provision of this Agreement invalid or unenforceable, that provision of the Agreement will be enforced to the maximum extent permissible and the other provisions of this Agreement will remain in full force and effect.

11.6 Successors and Assigns. This Agreement will be binding upon and will inure to the benefit of each Party’s permitted successors and assigns. The Agreement is not assignable or transferable by either Party without the prior written consent of the other Party, and any attempt to do so in violation of this provision will be void; provided that no consent is needed if the assignment is to a successor in the event of a merger of the assigning party, a sale or transfer of substantially all of the assets of the assigning party, or the sale or transfer of substantially all of the outstanding shares of the assigning party.

11.7 Waiver. The failure by any Party to enforce any provision of this Agreement will not constitute a waiver of future enforcement of that or any other provision.

11.8 Regulations. Each Party will comply fully with all applicable laws, rules, and regulations, including but not limited to all relevant export laws and regulations.

11.9 No Third Party Rights. Other than the Parties, no person or entity will have or acquire any right by virtue of this Agreement unless otherwise agreed to by all the Parties hereto.

11.10 Authority. Each of the Parties represents and warrants that any person submitting or receiving electronic notice under this Agreement is an authorized representative of its business organization and is authorized to bind and act on behalf of such organization for the purposes described herein.

11.11 Force Majeure. Neither Party will be liable hereunder by reason of any failure or delay in the performance of its obligations on account of events beyond its reasonable control, which include without limitation: strikes; shortages; riots; insurrection; fires; flood; storm; explosions; acts of God; war; terrorism; governmental action; labor conditions; earthquakes; and material shortages (each a “Force Majeure Event”). Upon the occurrence of a Force Majeure Event, the Parties will be excused from any further performance of the respective obligations effected by the Force Majeure Event for so long as the effects of the event continue.

11.12 Independent Contractors. The Partner is an independent contractor and this Agreement does not establish any relationship of partnership, joint venture, employment, franchise, or agency between the parties. Partner will not have the power to bind the Company or incur obligations on the Company’s behalf without the Company’s prior written consent.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the Effective Date by their duly authorized representatives.

LENDINGCLUB CORPORATION	PARTNER:

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

Exhibit A

Partner Registration Information

1.	Partner Contact Info:

Designated Contact #1

Name:

E-mail:

Phone #:

Designated Contact #2

Name:

E-mail:

Phone #:

2.	Partner Website:

3.	Partner Referral Websites (URLs):
a.
b.
c.

2

Exhibit B

Fee Terms

1.	Fee terms

PLACE BUSINESS TERMS HERE

2.	Company Contact Information

Designated Contact #1	Designated Contact #2

Name:	Name:
E-mail:	E-Mail:
Phone #:	Phone #:
Address:	Address:

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